EXHIBIT 99.1
[j2 Global Communications, Inc. Letterhead]

January 31, 2007

Board of Directors
Easylink Services Corporation
33 Knightsbridge Road
Piscataway, NJ 08854

Gentlemen:

On behalf of j2 Global Communications, Inc. (“j2”), I am pleased to submit the following offer to acquire Easylink Services Corporation (“Easylink”). j2 proposes to acquire all outstanding Easylink common stock at a fixed price of $4.50 per share payable in cash. We believe this transaction would be beneficial to both j2’s and Easylink’s shareholders.

We make this proposal following a thorough review of Easylink’s publicly available information. We may be prepared to increase the per share price if we are permitted to perform a brief due diligence review of Easylink and in that review discover additional positive non-public information. We are prepared to begin this process immediately. However, the confidentiality agreement (“CA”) presented to us by your investment banking firm contains language unacceptable to us and which we believe is not in the interests of your shareholders. Specifically, we are referring to Paragraph 14 of the CA, which provides in relevant part as follows:

“. . . Participant agrees not to, either directly or through others, . . . (b) propose to [Easylink] or any other person any acquisition, or other business combination or similar transaction between Participant and [Easylink] and/or its security holders, or involving any of its securities or security holders, unless [Easylink] shall have requested in advance in writing that Participant make such a proposal, and (c) acquire, or assist, advise or encourage any other persons in acquiring, directly or indirectly, control of [Easylink] or any of [Easylink’s] securities, businesses or assets unless [Easylink] shall have consented in advance in writing to such acquisition.”

j2 believes that Easylink’s insistence on this language is not in the interests of Easylink’s shareholders, particularly in light of the fact that at least one proposed transaction has been publicly disclosed and Easylink stated in its press release dated January 19, 2007 that “numerous parties have expressed interest in potentially acquiring the business.” j2 will need to perform a due diligence investigation to evaluate non-public information regarding Easylink in order to determine whether j2 can increase the proposed per share purchase price. We are prepared to enter into a customary and reasonable confidentiality agreement that does not contain this language. This offer is subject to the condition that our due diligence review identifies no material adverse change in Easylink’s financial condition, results of operations, business or prospects versus what Easylink has disclosed in its publicly available information.

To effect the transaction, j2 would propose to affect a cash merger involving all of Easylink’s outstanding common stock. Alternatively, we would be prepared to consider other structures for the acquisition, including a tender offer. We expect that the transaction could be consummated within six to eight weeks of the execution of definitive transaction documentation.

Currently, j2 has nearly $200 million in cash and investments and would use its currently existing cash balances to finance the transaction. As a result, our offer would not be subject to any financing contingency.

We are ready to meet with you to discuss all aspects of this proposal and to answer any questions you may have, and are prepared to immediately begin the requested due diligence review.

The Board of j2 has unanimously approved this proposal, and has unanimously authorized us to proceed. We desire to promptly conclude a transaction that is enthusiastically supported by Easylink’s Board of Directors, shareholders and employees. We look forward to hearing from you.

Sincerely,

R. Scott Turicchi
j2 Co-President and Chief Financial Officer